EXHIBIT 99.23

Amendment No. 2 to Schedule l3D

Introduction

This Amendment No. 2 (“Amendment No. 2”) amends the statement on Schedule 13D dated November 21, 1990 (the “Original Statement”) as amended by Amendment No. 1 dated March 29, 1991 (“Amendment No. l”) (the Original Statement, Amendment No. 1 and Amendment No. 2 are sometimes hereinafter collectively called the “Schedule 13D”), relating to the common stock, par value $.005 per share (“Common Stock”), of Hansen Natural Corporation (formerly known as Unipac Corporation), a Delaware corporation (the “Company”).

The reporting persons named below are hereby jointly filing this Amendment No. 2 because they may be deemed a “group” within the meaning of Rule 13d-5(b)(l) promulgated under the Securities Exchange Act of 1934 by virtue of their affiliated status and/or action in concert with respect to the shares of Common Stock beneficially owned by them. The reporting persons are Brandon Limited Partnership No. 1 (“Brandon No. 1”), Brandon Limited Partnership No. 2 (“Brandon No. 2”), Rodney Cyril Sacks (“Sacks”), Hilton Hiller Schlosberg (“Schlosberg”) and Brandon Securities Limited (“Brandon Securities”) (Brandon No. 1 and Brandon No. 2 are sometimes hereinafter collectively referred to as the “Partnerships” and the Partnerships, Sacks, Schlosberg and Brandon Securities are sometimes hereinafter collectively referred to as the “Group”), by (1) reflecting on the cover page the change of name of the

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Company, (ii) reflecting in Item 1 the change of name of the Company and the change of address of its principal executive offices, (iii) deleting Channel Limited Partnership (“Channel”) as a reporting person identified in Item 2, (iv) reflecting in Item 3 the release by Swiss Bank Corporation (“Swiss Bank”) of its security interest in certain shares of Common Stock owned by Brandon No. 2, (v) describing in Item 4 the acquisition of an operating business by the Company as contemplated by prior disclosure in Item 4, (vi) amending the aggregate number of shares and percentage of Common Stock beneficially owned by each member of the Group disclosed in Item 5, and (vii) describing in Item 6 the agreement of Sacks and Schlosberg to vote shares of Common Stock controlled by them for the election of certain individuals as members of the Board of Directors of the Company.

Any capitalized term used in this Amendment No. 2 and not otherwise defined herein shall have the meaning ascribed to such term in the Original Statement.

Item 1. Security and Issuer.

(i)       Delete Item 1 in its entirety and insert in lieu thereof the following:

“This statement on Schedule l3D relates to the common stock, par value $.005 per share (“Common Stock”), issued by Hansen Natural Corporation (formerly known as Unipac Corporation), a corporation organized under the laws of the State of Delaware (the “Company”), whose principal executive offices are located at 2401 E. Katella Avenue, Suite 650, Anaheim, California 92806.”

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Item 2. Identity and Background.

Item 2 is hereby amended as fo1lows:

(i)       Channel is deleted as a reporting person in paragraphs (a) through (f).

Item 3. Source and Amount of Funds or Other Consideration.

Item 3 is hereby amended as follows:

(i)       The following new sentence is added at the end of Item 3:

“On September 9, 1992 Swiss Bank released its security interest in the 4,000,000 shares of Common Stock owned by Brandon No. 2 in connection with the repayment of the loan made by Swiss Bank to a 1imited partner of Brandon No. 2 used to finance the purchase by such limited partner of limited partnership interests in Brandon No. 2.

Item 4. Purpose of Transaction.

Item 4 is hereby amended as follows:

(i) The following new paragraphs are added at the end of Item 4:

“On July 27, 1992, Hansen Beverage Company, a wholly-owned subsidiary of the Company, acquired the natural soda and apple juice business of California CoPackers Corporation (“CoPackers”) for a purchase price consisting of the payment or assumption of approximately $12.2 million of CoPackers’s liabilities (including accounts payable and accrued expenses incurred in the ordinary course), the issuance of an aggregate 667,667 shares of Common Stock, the grant of options to purchase initially up to an aggregate 1,200,000 shares of Common Stock and a contingent payment of up to an aggregate of

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$1.71 million in cash and Common Stock if the acquired business attains certain performance goals.

Except as described in this Item 4, none of the reporting persons has any current plans or proposals which relate to or would result in the occurrence of any of the actions or events specified in clauses (a) through (j) of Item 4 of Schedule 13D.”

Item 5. Interest in the Securities of the Issuer.

Item 5 is hereby amended as follows:

(i) Delete Item 5 in its entirety and insert in lieu thereof the following (including the Footnote set forth be1ow):

“(a) As of the date hereof, the aggregate number and percentage of Common Stock beneficially owned by the Group is 5,745, 615(1) shares of Common Stock or 66.8%.

(1)               Includes (i) 187,500 shares of Common Stock issuable to Sacks upon the exercise of the options granted to Sacks pursuant to the Sacks Agreement, (ii) 100,000 shares of Common Stock issuable to Sacks pursuant to options presently exercisable out of options to purchase a total of 200,000 shares granted to Sacks under the Company’s Stock Option Plan (the “Hansen Stock Option Plan”) pursuant to a Stock Option Agreement dated June 15, 1992 between the Company and Sacks, (iii) 50,220 shares issuable upon exercise of Class B Warrants held by Hazelwood Investments Limited, a company controlled by Sacks and his family (“Hazelwood”), (iv) 100,000 shares of Common Stock issuable to Schlosberg pursuant to options presently exercisable out of options to purchase a total of 150,000 shares granted to Schlosberg under the Hansen Stock Option Plan pursuant to a Stock Option Agreement dated June 15, 1992 between the Company and Schlosberg, (v) 187,500 shares of the Common Stock issuable to Schlosberg upon the exercise of the options granted to Schlosberg pursuant to the Schlosberg Agreement and (vi) 50,220 shares issuable upon exercise of Class B Warrants held by Brandon Securities.

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As of the date hereof, Brandon No. 1 and Brandon No. 2 directly beneficially owns 1,070,175 shares or 13.5% of the Common Stock and 4,000,000 shares or 50.4% of the Common Stock, respectively.

On July 31, 1992 Channel, which together with Brandon No. 1 and Brandon No. 2 was part of the investor group which purchased shares of Common Stock and warrants to purchase Common Stock in November 1990, distributed the shares of Common Stock and Callable Common Stock Purchase Warrants, Class B (the “Class B Warrants”) held by it to its limited partners and thereupon ceased to beneficially own 5% or more of the voting securities of the Company. On November 19, 1992 Brandon No. 1 distributed Class B Warrants held by it to its limited partners.  On December 29, 1992 Brandon No. 2 distributed Class B Warrants held by it to its limited partners.

As of the date hereof, Schlosberg beneficially owns an aggregate of 5,407,895 shares or 65.4% of the Common Stock. The nature of his beneficial ownership is as follows: (i) 187,500 shares of the Common Stock, relating to shares to be owned directly upon exercise of all of the options granted pursuant to the Schlosberg Agreement, (ii) 100,000 shares or 1.2% of the Common Stock, relating to the currently exercisable portion of the options to purchase 150,000 shares of Common Stock granted to Schlosberg under the Hansen Stock Option Plan, (iii) 1,070,175 shares or 13.5% of the Common Stock, relating to shares owned indirectly by virtue of his position as one of the general partners of Brandon No. 1 and as the controlling

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person of Brandon Securities, another general partner of Brandon No. 1, (iv) 4,000,000 shares or 50.4% of the Common Stock, relating to shares owned indirectly by virtue of his position as one of the general partners of Brandon No. 2 and as the controlling person of Brandon Securities, another general partner of Brandon No. 2 and (v) 50,220 shares or 0.6% of the Common Stock issuable upon exercise of Class B Warrants held by Brandon Securities.

As of the date hereof, Sacks beneficially owns an aggregate of 5,407,895 shares or 65.4% of the Common Stock. The nature of his beneficial ownership is as follows: (i) 187,500 shares or 2.3% of the Common Stock, relating to shares to be owned directly upon exercise of all of the options granted pursuant to the Sacks Agreement, (ii) 100,000 shares or 1.2% of the Common Stock, relating to the currently exercisable portion of the options to purchase 200,000 shares of Common Stock granted to Sacks under the Hansen Stock Option Plan, (iii) 1,070,175 shares or 13.5% of the Common Stock, relating to shares owned indirectly by virtue of his position as one of the general partners of Brandon No. 1, (iv) 4,000,000 shares or 50.4% of the Common Stock, relating to shares owned indirectly by virtue of his position as one of the general partners of Brandon No. 2 and (v) 50,220 shares or 0.6% of the Common Stock issuable upon exercise of Class B Warrants held by Brandon Securities.

As of the date hereof, Brandon Securities beneficially owns 5,120,395 shares or 64.2% of the Common Stock, comprised

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of 4,000,000 shares or 50.4% of the Common Stock owned indirectly by virtue of its position as one of the general partners of Brandon No. 1, 1,070,175 shares or 13.5% of the Common Stock owned indirectly by virtue of its position as one of the general partners of Brandon No. 2 and 50,220 shares or 0.6% of the Common Stock issuable upon exercise of Class B Warrants held by Brandon Securities owned directly.

As of the date hereof, none of Channel Management or its controlling person, executive officers, or directors own beneficially, whether directly or indirectly, any shares of Common Stock.

Each of the members of the Group disclaims beneficial ownership of the Common Stock held by the other reporting persons other than, in the case of Sacks, Schlosberg and Brandon Securities, the Common Stock held by Brandon No. 1 and Brandon No. 2.

(b)             Brandon No. 1 has sole power to vote and dispose of 1,075,175 shares or 13.5% of the Common Stock that is directly beneficially owned by it.

Brandon No. 2 has sole power to vote and dispose of 4,000,000 shares or 50.4% of the Common Stock that is directly beneficially owned by it.

Schlosberg may be deemed (i) to have sole power to vote and dispose of 287,500 shares or 3.5% of the Common Stock that is directly beneficially owned by him, (ii) to have shared power to vote and dispose of all of the 1,070,175 shares or 13.5% of the Common Stock that is directly beneficially owned

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by Brandon No. 1, by virtue of his position as one of the genera1 partners of Brandon No. 1 and as a controlling person of Brandon Securities, another general partner of Brandon No. 1, (iii) to have shared power to vote and dispose of all of the 4,000,000 shares or 50.4% of the Common Stock that is directly beneficially owned by Brandon No. 2, by virtue of his position as one of the general partners of Brandon No. 2 and the controlling person of Brandon Securities, another general partner of Brandon No. 2 and (iv) to have sole power to vote and dispose of all of the 50,220 shares or 0.6% of the Common Stock issuable upon exercise of Class B Warrants held by Brandon Securities that are directly beneficially held by Brandon Securities by virtue of his position as the controlling person of Brandon Securities.

Sacks may be deemed (i) to have sole power to vote and dispose of 287,500 shares or 3.5% of the Common Stock that is directly beneficially owned by him, (ii) to have shared power to vote and dispose of all of the 1,070,175 shares or 13.5% of the Common Stock that is directly beneficially owned by Brandon No. 1, by virtue of his position as one of the general partners of Brandon No. 1, (iii) to have shared power to vote and dispose of all of the 4,000,000 shares or 50.4% of the Common Stock that is directly beneficially owned by Brandon No. 2, by virtue of his position as one of the general partners of Brandon No. 2 and (iv) to have sole power to vote and dispose of all of the 50,220 shares or 0.6% of the Common Stock issuable upon exercise of Class B Warrants held by Hazelwood

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that are directly beneficially held by Hazelwood by virtue of his position as the controlling person of Hazelwood.

Brandon Securities may be deemed (i) to have shared power to vote and dispose of all of the 1,070,175 shares or 13.5% of the Common Stock that is directly beneficially owned by Brandon No. 1, by virtue of its position as one of the general partners of Brandon No. 1, (ii) to have shared power to vote and dispose of all of the 4,000,000 shares or 50.4% of the Common Stock that is directly beneficially owned by Brandon No. 2, by virtue of its position as one of the general partners of Brandon No. 2 and (iii) to have sole power to vote and dispose of all the 50,220 shares or 0.6% of the Common Stock issuable upon exercise of Class B Warrants held by Brandon Securities by virtue of his position as the controlling person of Brandon Securities.

None of Channel Management or its controlling person, executive officers or directors has sole or shared power to vote or direct the vote or dispose or direct the disposition of any shares of Common Stock.”

Item 6.                                             Contracts, Arrangement, Understandings or Relationships with Respect to the
Securities of the Issuer.

Item 6 is hereby amended as follows:

(i)       Insert at the end of text of Item 6 the following:

“In connection with the acquisition of the natural soda and apple juice business of CoPackers, the Company agreed to nominate and solicit proxies for the election of one of either

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Raimana Martin or Charles Martin, or their permitted nominee, plus Marcus Bender (collectively, the “Nominees”) to the Company’s Board of Directors under certain circumstances.  In connection therewith, Sacks and Schlosberg entered into a voting agreement dated July 27, 1993 (the “Voting Agreement”) to elect the Nominees to the Company’s Board. The Voting Agreement is filed as Exhibit 17 hereto and is incorporated herein by reference. The foregoing description of the Voting Agreement is qualified in its entirety by reference to Exhibit 17.”

Item 7.                                             Materials to be filed as Exhibits.

Item 7 is hereby amended as follows:

(i)                 Insert at the end following Exhibit 16 the following:

“17. Voting Agreement dated July 27, 1992 among Sacks, Schlosberg, Raimana Martin, Charles Martin and Marcus Bender.”

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SIGNATURES

After reasonable inquiry and to the best knowledge and belief of each of the undersigned, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date: June 11, 1993

BRANDON SECURITIES LIMITED	BRANDON LIMITED PARTNERSHIP NO. 1

/s/ RODNEY CYRIL SACKS	/s/ RODNEY CYRIL SACKS
Name: Rodney Cyril Sacks	Name: Rodney Cyril Sacks
Title: Director	Title: General Partner

BRANDON LIMITED PARTNERSHIP NO. 2

/s/ RODNEY CYRIL SACKS	/s/ RODNEY CYRIL SACKS
Rodney Cyril Sacks,	Name: Rodney Cyril Sacks
Individually	Title: General Partner

CHANNEL LIMITED PARTNERSHIP

/s/ HILTON HILLER SCHLOSBERG	/s/ HILTON HILLER SCHLOSBERG
Hilton Hiller Schlosberg,	Name: Hilton Hiller Schlosberg
Individually	Title: General Partner

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INDEX OF EXHIBITS

Exhibit No.	Description	Page of this Schedule

17	Voting Agreement dated July 27, 1992 among Sacks, Schlosberg, Raimana Martin, Charles Martin and Marcus Bender	Incorporated by reference to Exhibit 6 to the Company’s Current Report on Form 8-K dated July 27, 1992

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